Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES Q1 RESULTS EPS $.01 vs $.03

MEDWAY, MA, April 27, 2005 — Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the first quarter ended March 26, 2005. Net sales for the quarter were $24,759,000, representing an increase of 1% compared to net sales for the first quarter of 2004 of $24,421,000. Net income for the quarter ended March 26, 2005 was $119,000, or $0.01 per diluted share, compared to net income for the first quarter of 2004 of $375,000 of which $253,000, or $0.03 per diluted share, was attributable to common stockholders.

John Aglialoro, Chairman and CEO stated, “Although immediate results are comparatively modest, CYBEX is in its best position to grow in many years. The second half of 2005 will represent an exciting period of new product introductions including the movement and reaction-based Trazer – a break-through new product category for CYBEX. The Company also expects to begin shipments during the second half of 2005 of a new treadmill for the vertical market (non dues-based facilities) and the VR3 line of strength equipment. VR3 is the next generation VR2, the strength line which has been a core revenue and profit producer for CYBEX over the past number of years. We plan to continue the Company’s focus on new products as the key driver of sales growth.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 6, 2005.

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 26, 2005	March 27, 2004 (1)
Net sales	$24,759	$24,421
Cost of sales	15,904	15,166

Gross profit	8,855	9,255
As a percentage of sales	35.8%	37.9%
Selling, general and administrative expenses	8,083	7,942

Operating income	772	1,313
Interest expense, net	596	928

Income before income taxes	176	385

Income taxes	57	10

Net income	119	375
Preferred stock dividends	—	122

Net income attributable to common stockholders	$119	253

Basic and diluted net income per share	$.01	$.03

Shares used in computing basic net income per share	15,105	8,868

Shares used in computing diluted net income per share	15,724	9,299

(1)	The 2004 statement of operations has been reclassified to conform to the current presentation.

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 26, 2005	December 31, 2004
ASSETS
Current assets:
Cash	$628	$1,826
Accounts receivable, net	14,159	15,891
Inventories	8,687	8,014
Prepaid expenses and other	1,734	1,684

Total current assets	25,208	27,415

Property and equipment, net	13,643	13,544
Goodwill	11,247	11,247
Other assets	2,595	2,280

	$52,693	$54,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,103	$9,116
Current portion of capital leases	533	408
Accounts payable	5,632	5,377
Accrued expenses	9,289	9,196

Total current liabilities	21,557	24,097

Long-term debt	11,876	11,489
Capital leases	684	648
Other liabilities	2,424	2,466

Total liabilities	36,541	38,700
Stockholders’ equity	16,152	15,786

	$52,693	$54,486

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